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                                                                     EXHIBIT 5.1

              [LETTERHEAD NELSON MULLINS RILEY & SCARBOROUGH, LLP]

                                 August 7, 1998


The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, Mississippi 39404

         Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to The First Bancshares, Inc. (the "Company") in connection with the filing of a Registration Statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933, covering the offering of up to 533,333 shares (the "Shares") of the Company's Common Stock, par value $1.00 per share. In connection therewith, we have examined such corporate records, certificates of public officials, and other documents and records as we have considered necessary or proper for the purpose of this opinion.

         The opinions set forth herein are limited to the laws of the State of Mississippi and applicable federal laws.

         Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares, when issued and delivered as subscribed in the Registration Statement, will be legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                   NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.



                                   By: /s/ Neil E. Grayson
                                      ----------------------------------------
                                      Neil E. Grayson